Exhibit 4.58

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Digihost Technology Inc. (formerly HashChain Technology Inc.)

18 King Street East, Suite 902

Toronto, ON M5C 1C4

Item 2	Date of Material Change

November 15, 2021

Item 3	News Release

The press release attached as Schedule “A” was released on November 15, 2021.

Item 4	Summary of Material Change

The material change is described in the press release attached as Schedule “A”.

Item 5	Full Description of Material Change

The material change is described in the press release attached as Schedule “A”.

Item 6	Reliance of subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Inquires in respect of the material change referred to herein may be made to:

Michel Amar, Chief Executive Officer

T: 1-818-280-9758

E: michel@digihostblockchain.com

Item 9	Date of Report

November 15, 2021

SCHEDULE “A”

DIGIHOST’S OCTOBER BITCOIN PRODUCTION VALUE INCREASES 1,486% OVER OCTOBER 2020 AND UP 56% FROM SEPTEMBER

Toronto, ON – November 15, 2021 – Digihost Technology Inc. (“Digihost” or the “Company”) (TSXV: DGHI; Nasdaq: DGHI), an innovative North American based Bitcoin self-mining company, is pleased to provide an unaudited Bitcoin (“BTC”) production update for the month ended October 31, 2021. All amounts are expressed in USD unless otherwise indicated. The Company is also pleased provide a reminder that trading on the Nasdaq Capital Market is expected to commence on the date hereof, under the symbol “DGHI.”

Corporate Highlights for October 2021:

●	Produced 41.84 BTC during the month, increasing total holdings to 494.08 BTC representing a fair market value of approximately $30.3 million as of October 31, 2021.

●	Total Ethereum (“ETH”) holdings of 1,000.89 ETH representing a fair market value of approximately $4.3 million as at October 31, 2021.

●	Total digital asset inventory value consisting of BTC and ETH of approximately $34.6 million at the end of October.

●	Cash on hand at October 31st was approximately $9.7 million, and total cash and digital asset holdings was approximately $44.3 million.

●	Year-to-date deposits on equipment and infrastructure targeted to be installed in Q4 2021 and H1 2022 pertaining to the Company’s core business of approximately $30.8 million.

●	During October, the Company received 4,932 new, technologically advanced, high-performance M30 Bitcoin miners (the “Miners”), with over 1,000 additional Miners in transit to the Company’s data center.

●	The Company’s current hashrate is approximately 400PH and is expected to increase to approximately 500PH by the end of November, representing an increase of approximately 150% since September of 2021.

Bitcoin Mining Update

For the ten-month period ended October 31, 2021, the Company’s mining fleet produced 390.09 BTC, with production broken down as follows:

●	Quarter 1, 2021: 105.26 BTC
o	January: 33.70
o	February: 35.02
o	March: 36.54

●	Quarter 2, 2021: 109.97 BTC
o	April: 37.52
o	May: 34.26
o	June: 38.19

●	Quarter 3, 2021: 133.02 BTC
o	July: 51.28
o	August: 44.07
o	September: 37.67

●	Quarter 4, 2021: 41.84 BTC
o	October: 41.84

Year-Over-Year Monthly Comparison

The Company mined approximately 30.10 more BTC in October of 2021, compared to October 2020, representing an increase of approximately 256%. Using the October 31, 2021 and the October 31, 2020 closing BTC prices (per CoinDesk) plus the increase in BTC mined in October 2021, the value of the Company’s BTC mined in October 2021 increased by approximately $2.4 million, or 1,486% over October 2021.

Figure 1. Year-over-year Monthly BTC Production

	Oct-20	Oct-21	MoM Increase
Mined BTC	11.74	41.84	30.10
Approximate BTC value	$13,781	$61,319	$47,538
Value	$161,789	$2,565,587	$2,403,798

Month-Over-Month Comparison

The Company mined an additional 4.17 BTC during October 2021 compared to September 2021, representing an increase of 11%. Based on October 31, 2021and September 30, 2021 closing BTC prices plus the increase in BTC mined in October, the value of the Company’s BTC mined in October increased by approximately $0.9 million, or 56%, month over month.

Figure 2. Month-over-month BTC Production

	Sep-21	Oct-21	MoM Increase
Mined BTC	37.67	41.84	4.17
Approximate BTC value	$43,791	$61,319	$17,528
Value	$1,649,725	$2,565,587	$915,980

Management Commentary

Michel Amar, the Company’s CEO, stated: “The increase in BTC production in October 2021 signifies continued operational success for Digihost and demonstrates the preliminary incremental mining rewards being generated as result of the arrival and deployment of new advanced machines at our data center. With additional miners expected to arrive in the weeks ahead, we will focus on optimizing our mining fleet as older machines are cycled out of production and replaced with cutting-edge models, which should enable us to substantially grow our hashrate and continue our strategy of increasing monthly coin production.”

About Digihost Technology Inc.

Digihost is a growth-oriented blockchain technology company primarily focused on Bitcoin mining. Through its self-mining operations and joint venture agreements, the Company is currently hashing at a rate of approximately 400PH with plans to expand to a hashrate of 3.6 EH by the end of 2022.

For further information, please contact:

Digihost Technology Inc.

www.digihost.ca

Michel Amar, Chief Executive Officer

Email: michel@digihostblockchain.com

Cautionary Statement

Trading in the securities of the Company should be considered highly speculative. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Forward-Looking Statements

Except for the statements of historical fact, this news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) that are based on expectations, estimates and projections as at the date of this news release and are covered by safe harbors under U.S. and Canadian securities laws. Forward-looking information in this news release includes information about hashrate expansion, diversification of operations, potential further improvements to profitability and efficiency across mining operations, potential for the Company’s long-term growth, and the business goals and objectives of the Company. Factors that could cause actual results, performance or achievements to differ materially from those described in such forward-looking information include, but are not limited to: continued effects of the COVID19 pandemic may have a material adverse effect on the Company’s performance as supply chains are disrupted and prevent the Company from operating its assets; the ability to establish new facilities for the purpose of research & development; a decrease in cryptocurrency pricing, volume of transaction activity or generally, the profitability of cryptocurrency mining; delivery of mining rigs for hosting may not be realized in the number anticipated, or at all, and resulting hashing power may materially differ from that anticipated; further improvements to profitability and efficiency may not be realized; the digital currency market; the Company’s ability to successfully mine digital currency on the cloud; the Company may not be able to profitably liquidate its current digital currency inventory, or at all; a decline in digital currency prices may have a significant negative impact on the Company’s operations; the volatility of digital currency prices; and other related risks as more fully set out in the Annual Information Form of the Company and other documents disclosed under the Company’s filings at www.sedar.com. The forward-looking information in this news release reflects the current expectations, assumptions and/or beliefs of the Company based on information currently available to the Company. In connection with the forward-looking information contained in this news release, the Company has made assumptions about: the current profitability in mining cryptocurrency (including pricing and volume of current transaction activity); profitable use of the Company’s assets going forward; the Company’s ability to profitably liquidate its digital currency inventory as required; historical prices of digital currencies and the ability of the Company to mine digital currencies on the cloud will be consistent with historical prices; and there will be no regulation or law that will prevent the Company from operating its business. The Company has also assumed that no significant events occur outside of the Company’s normal course of business. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance and accordingly undue reliance should not be put on such information due to the inherent uncertainty therein. Except as expressly required by applicable securities laws, the Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, changed circumstances or future events or for any other reason.

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